           1                                           EXHIBIT 99



     Danville, Virginia, November 10, 2003. Dan River Inc. (NYSE: DRF) today reported results for the third fiscal quarter and nine months ended September 27, 2003. For the third quarter of fiscal 2003, the Company reported a net loss of $103.5 million, or $4.70 per diluted share. As previously announced, this loss includes a non-cash write-down of $91.7 million related to goodwill impairment as a result of recent operating performance. The loss in the third quarter of fiscal 2003 compared to net income of $4.7 million, or $0.21 per diluted share, for the third quarter of fiscal 2002.

     Net sales for the third quarter of fiscal 2003 were $103.7 million, down $43.7 million or 29.6% from $147.4 million for the third quarter of fiscal 2002. Net sales of Dan River's home fashions products were $76.4 million, down $29.5 million or 27.8% compared to the same quarter of fiscal 2002. Net sales of apparel fabrics were $20.5 million, down $10.7 million or 34.3%. Net sales of engineered products were $6.8 million, down $3.5 million or 34.0%.

     "Our third quarter sales were very disappointing," stated Joseph L. Lanier, Jr., Chairman and Chief Executive Officer. "We believe this reflects continuing adjustments in customer inventory levels during this period. The softness we experienced in home fashions occurred in all retail channels and across all price points and products."

     The Company reported a net loss of $120.2 million, or $5.47 per diluted share, for the nine months ending September 27, 2003. Included in the year to date performance, in addition to the write-down of goodwill explained above, was a $12.2 million pre-tax charge, primarily non-cash, related to closing two manufacturing facilities in the second quarter of fiscal 2003. Also included in these results are other expense of $1.3 million related to the write-off of unamortized costs pertaining to financings which were prepaid in full during the second quarter of fiscal 2003, and $1.0 million in increased interest expense due to a one-month period during the second fiscal quarter when both the Company's 1993 subordinated notes and its recently issued 12-3/4% notes were outstanding. This compares to net income of $3.2 million, or $0.15 per diluted share, for the nine months ended September 28, 2002, before the effect of an accounting change related to the write-down of goodwill under SFAS No. 142, "Impairment of Goodwill and Intangible Assets." The nine months results for fiscal 2002 include an increase in income tax expense of $2.8 million, attributable to the tax law changes associated with the Job Creation and Worker Assistance Act of 2002, and $1.4 million in bad debt expense related to the January 2002 Chapter 11 filing of Kmart Corporation.

     For the first nine months of fiscal 2003, the Company's net sales were $367.4 million, down $92.3 million or 20.1% from $459.8 million for the first nine months of fiscal 2002. Net sales of Dan River's home fashions products were $262.2 million, down $66.8 million or 20.3% compared to the first nine months of fiscal 2002. Net sales of apparel fabrics were $79.7 million, down $20.5 million or 20.5%. Net sales of engineered products were $25.6 million, down $5.0 million or 16.3% compared to the first nine months of fiscal 2002.

     Mr. Lanier stated, "As we have previously announced, the reduction in sales activity has resulted in certain actions being taken by the Company to offset the shortfall and to improve profitability. We have reduced home fashions capacities by closing our Greenville and Fort Valley facilities as announced in the second fiscal quarter. A salary freeze has been in place since May of this year, and certain hourly wage increases have been delayed. A reduction of 80 managerial and administrative positions was announced in August. Planned capital expenditures have been reduced to $13 million for fiscal 2003.

     "Additionally, we announced today that we are going to close our Sevierville, Tennessee apparel fabrics weaving facility and our Camellia home fashions distribution center in Juliette, Georgia over the next 60 to 90 days. Our apparel weaving will be consolidated into our Danville weaving facilities, and the Camellia operations will be consolidated into our other home fashions distribution facilities. Service to our customers is not expected to be affected by these actions. As a result of these closures, we expect to take a charge of up to $17 million in the fourth quarter, most of which will be non-cash. The charge includes a write-down of home fashions equipment from our closed Greenville plant that we originally planned to relocate in Danville. Instead, apparel looms from Sevierville will be relocated in the space we intended to use for the equipment from Greenville. To the extent we need additional home fashions greige cloth we intend to source it externally. The anticipated annual savings from the Sevierville and Juliette closures are expected to be in the range of $6 to $7 million.

     "In summary, the actions we have taken since May are expected to save the Company approximately $18 million per year when the savings are fully realized. The full benefits of these actions will not begin to be reflected in our income statement until fiscal 2004.

     "As we look to the fourth quarter of fiscal 2003, we are projecting sales to be at levels similar to the third quarter," Mr. Lanier continued. "In order to keep inventories in line, we have scheduled production downtime for several weeks during the fourth fiscal quarter. These curtailment costs will significantly impact our operating results in the fourth quarter. Although we expect to report a net loss in the fourth fiscal quarter, based on current information we believe that we will have sufficient liquidity under our revolving line of credit to provide for our operating and debt service requirements in the fourth fiscal quarter."

     On October 14, the Company announced that it had received a waiver from its senior lenders in respect of the Company's violation of its maximum leverage ratio covenant for the third fiscal quarter. As a result of the waiver, the Company is currently in compliance with the terms of its senior secured credit facility. In connection with the waiver, additional covenants were established requiring minimum levels of excess availability under the Company's revolving credit facility and monthly operating EBITDA (as defined in the credit facility) during the fourth fiscal quarter.
These covenants are set forth in an amendment to the Company's credit facility which was filed on October 14, 2003 as an exhibit to its Current Report on Form 8-K.

     As it is probable that the Company will not meet the maximum leverage ratio and the minimum fixed charge ratio covenants at the end of the fourth quarter, the Company is required to report its senior secured debt as long-term debt due currently. Additionally, all senior debt which would be subject to cross acceleration in the event the senior secured lenders elected to accelerate has been reported as current, despite the fact that no default has occurred with respect to this debt, which consists primarily of the 12-3/4% senior notes.

     Mr. Lanier said, "This has been a very difficult year for our Company. However, our outlook for the first quarter of fiscal 2004 is more optimistic across all of our divisions. Customers have indicated strong support for our recently introduced home fashions products that will begin to ship during the first quarter of fiscal 2004. Our apparel fabrics division has also had success in new product placements that will ship in the first quarter of fiscal 2004. With the announced cost savings measures fully implemented, we expect to see the benefit of those savings contribute directly to the bottom line in fiscal 2004."

Note: This news release contains forward-looking statements under applicable securities laws. The Company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations. Dan River's financial condition and results of operations could be materially and adversely affected by numerous market and industry factors outside of its control. In particular, if demand for the Company's products does not improve, the Company's results of operations and financial condition will be materially and adversely affected. Additional risks associated with Dan River's business are detailed in its annual report on Form 10-K filed with the SEC on February 21, 2003.

     The following are the financial highlights:

                                 UNAUDITED
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       (OOO's EXCEPT PER SHARE DATA)

                               Three Months Ended        Nine Months Ended
                              -------------------        -----------------
                            Sept. 27,    Sept. 28,     Sept. 27,   Sept. 28,
                               2003         2002         2003        2002
                              -----        ------        -----       -----
Net Sales                   $ 103,728   $  147,411    $  367,448  $ 459,771

Cost of Sales                  94,936      116,470       316,250    377,010
                            ---------   ----------    ----------  ---------

Gross Profit                    8,792       30,941        51,198     82,761

S, G and A                     13,840       16,441        47,095     51,406

Impairment of Goodwill         91,701           --        91,701         --

Other Operating Costs, Net
                                  800           --        12,549       (310)
                            ---------    ---------     ---------  ---------

Operating Income (Loss)       (97,549)      14,500      (100,147)    31,665

Other Income (Expense)          1,144         (103)          949        105

Interest Expense                7,130        6,450        20,757     20,978
                            ---------   ----------     ---------  ---------

Income (Loss) Before
  Income Taxes and
      Cumulative Effect      (103,535)
      of Accounting Change                   7,947      (119,955)    10,792


Provision for Income Taxes         --        3,248           235      7,570
                            ---------    ---------     ---------  ---------

Income (Loss) Before
   Cumulative Effect of
      Accounting Change      (103,535)       4,699      (120,190)     3,222

Cumulative Effect of
   Accounting Change, Net
     of Tax                        --           --            --    (20,701)
                             --------    ---------     ---------   --------

Net Income (Loss)           $(103,535)  $    4,699    $ (120,190) $ (17,479)
                            =========   ==========    ==========  =========

                                  UNAUDITED
                   CONDENSED CONSOLIDATED INCOME STATEMENT
                        (OOO's EXCEPT PER SHARE DATA)

                               Three Months Ended        Nine Months Ended
                               ------------------        -----------------
                             Sept. 27,   Sept. 28,     Sept. 27,   Sept. 28,
                               2003         2002         2003        2002
                              ------       ------       ------       -----
Earnings (Loss) Per Share -
   Basic:
      Income (Loss) Before
         Cumulative Effect
         of Accounting
         Change             $   (4.70)  $     0.22    $   (5.47)  $    0.15

   Cumulative Effect of
      Accounting Change            --           --           --       (0.95)
                            ---------   ----------    ---------   ---------

   Net Income (Loss)        $   (4.70)  $     0.22    $   (5.47)  $   (0.80)
                            =========   ==========    =========   =========


Earnings (Loss) Per Share -
   Diluted:
      Income (Loss) Before
         Cumulative Effect
         of Accounting
         Change             $   (4.70)  $     0.21    $   (5.47)  $    0.15

   Cumulative Effect of
      Accounting Change             -            -            -       (0.94)
                            ---------   ----------    ---------   ---------

   Net Income (Loss)        $   (4.70)  $     0.21    $   (5.47)  $   (0.79)
                            =========   ==========    =========   =========

Wtd. Avg. No. Shares:
     Basic                     22,016       21,840       21,985      21,823
     Diluted                   22,016       22,299       21,985      21,139

                                 UNAUDITED
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (000's)



                                           September 27,     December 28,
                                               2003              2002
                                             ---------       -----------
Assets:
------

  Cash                                     $       2,147      $      2,832
  Accounts Receivable                             50,994            71,292
  Inventories                                    159,789           151,586
  Other Current Assets                            21,750            19,667
                                           -------------      ------------

     Total Current Assets                        234,680           245,377

  Property, Plant & Equipment, Net               213,123           248,175
  Goodwill, Net                                       --            91,701
  Other Assets                                    18,676            10,269
                                           -------------      ------------

     Total Assets                          $     466,479      $    595,522
                                           =============      ============


Liabilities and Shareholders' Equity:
------------------------------------

  Current Maturities of Long-Term Debt     $     246,556      $    241,231
  Accounts Payable & Accrued Expenses             52,060            58,439
                                           -------------      ------------

     Total Current Liabilities                   298,616           299,670

  Long-Term Debt                                   6,872            10,792
  Deferred Income Taxes and Other
    Liabilities                                   51,982            56,023
  Shareholders' Equity                           109,009           229,037
                                           -------------      ------------

     Total Liabilities & Shareholders'     $     466,479      $    595,522
Equity                                     =============      ============


                                 UNAUDITED
                            SEGMENT INFORMATION
                                  (000's)

                              Three Months Ended      Nine Months Ended
                              ------------------      -----------------
                             Sept. 27,   Sept. 28,  Sept. 27,   Sept. 28,
                                2003       2002       2003        2002
                                ----       ----       ----        ----
Net Sales:
  Home Fashions              $  76,389   $105,857  $ 262,220   $ 329,059

  Apparel Fabrics               20,549     31,272     79,652     100,154

  Engineered Products            6,790     10,282     25,576      30,558
                             ---------   --------  ---------   ---------

     Consolidated Net Sales  $ 103,728   $147,411  $ 367,448   $ 459,771
                             =========   ========  =========   =========

Operating Income (Loss):
  Home Fashions              $    (142)  $ 13,632  $  12,169   $  31,157

  Apparel Fabrics               (3,242)     1,681     (4,391)      1,427

  Engineered Products           (1,029)      (531)    (2,497)     (1,141)

  Corporate Items Not
    Allocated to
    Segments:
        Impairment of
          Goodwill             (91,701)        --    (91,701)         --
        Other Operating
          Costs, Net              (800)        --    (12,549)        310
       Other                      (635)      (282)    (1,178)        (88)
                             ---------   --------  ---------    --------

    Consolidated Operating
      Income (Loss)          $ (97,549)  $ 14,500  $(100,147)  $  31,665
                             =========   ========  =========   ==========


                                 UNAUDITED
                           OTHER FINANCIAL DATA
                                  (000's)

                              Three Months Ended      Nine Months Ended
                              ------------------      ----------------
                             Sept. 27,   Sept. 28, Sept. 27,    Sept. 28,
                                2003       2002       2003        2002
                                ----       ----       ----        ----
Depreciation & Amortization
of Property, Plant &         $    8,795  $  9,520  $  27,674   $   28,339
  Equipment
Capital Expenditures in      $    2,289  $  3,250  $   9,856   $    8,587
  Cash
